(a)(110)

VOYA INVESTORS TRUST

AMENDMENT #101 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, including Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4, hereby abolish the VY Franklin Templeton Founding Strategy Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated:  August 17, 2015

/s/ Colleen D. Baldwin	/s/ Patrick W. Kenny
Colleen D. Baldwin, as Trustee	Patrick W. Kenny, as Trustee

/s/ John D. Boyer	/s/ Shaun P. Mathews
John V. Boyer, as Trustee	Shaun P. Mathews, as Trustee

/s/ Patricia W. Chadwick	/s/ Joseph E. Obermeyer
Patricia W. Chadwick, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Dr. Albert E. DePrince	/s/ Sheryl K. Pressler
Dr. Albert E. DePrince, Jr., as Trustee	Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch	/s/ Roger B. Vincent
Peter S. Drotch, as Trustee	Roger B. Vincent, as Trustee

/s/ Russell H. Jones
Russell H. Jones, as Trustee